Exhibit 5.01

600 West Broadway, Suite 1800 San Diego, California 92101-3375 Tel: (619) 236-1234 Fax: (619) 696-7419 www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
February 25, 2005	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
Design Within Reach, Inc.	Milan	Singapore
225 Bush Street, 20th Floor	Moscow	Tokyo
San Francisco, CA 94104		Washington, D.C.

File No. 030288-0004

Re:	Form S-1 Registration Statement (File No. 333-122884)
1,897,500 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 filed by Design Within Reach, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on February 17, 2005 (File No. 333-122884), as amended by Amendment No. 1 thereto filed with the Commission on February 25, 2005 (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended, you have requested our opinion set forth below. The Registration Statement relates to the registration of 1,897,500 shares of common stock of the Company, par value $0.001 per share, 100,000 of which are being offered by the Company (the “Company Shares”), 1,550,000 of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Selling Stockholder Primary Shares”) and 247,500 of which may be purchased by the underwriters pursuant to an over-allotment option granted by the Selling Stockholders (the “Selling Stockholder Over-Allotment Shares,” and together with the Selling Stockholder Primary Shares, the “Selling Stockholder Shares”). The Company Shares and the Selling Stockholder Shares are referred to herein collectively as the “Shares.”

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated in the Registration Statement. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof:

1. The Company Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

February 25, 2005

2. The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/ Latham & Watkins LLP